EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Strategic Alliance

With Premier U.S. Distributors

ELMIRA, N.Y. — December 10, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced a new strategic alliance with three premier distributors; Gosiger, Inc., Hartwig, Inc., and Morris Group, Inc.  These three groups will have exclusive sales and support responsibilities for Hardinge products in virtually all of the United States. Over a transition period of the next few months these organizations will replace current Hardinge distributors and direct sales and service support groups.

“We are honored to be working with this caliber of companies that will sell and support our products in the US market,” said Rick Simons, President and CEO of Hardinge Inc.  “All three distributors bring at least 50 years of history and a team of well trained sales, service and applications people to assist in future sales and provide service support on existing Hardinge equipment in the field.  Combined they have a workforce of over 700 employees and their sales last year were in excess of $600 million. Their reputations as capable, comprehensive, and professional organizations make for a perfect fit with Hardinge.”

“We are convinced that partnering with these companies provides the strongest opportunity for market share growth in the U.S. and reflects the importance of being aligned with leading distributors in this highly competitive machine tool marketplace,” Mr. Simons concluded.

About our new partners:

Gosiger, Inc.:  Since 1922, Gosiger, Inc. has helped countless manufacturers maximize their productivity and profitability. The company brings a unique combination of application experience, engineering expertise and exceptional service to each customer’s manufacturing situation, along with a portfolio of best-in-class technology products. From its Dayton, Ohio headquarters, Gosiger today operates 15 facilities in 15 states with more growth planned. Now in its third generation of family ownership, Gosiger has evolved from its original role as a distributor of machine tools into a problem-solving organization that uses the latest and best technologies to help manufacturers be more competitive and profitable. For more about Gosiger, including recent customer case studies, please visit www.gosiger.com.

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Hartwig, Inc.: Hartwig, Inc. (“Hartwig”) founded in 1960 by Paul and Juanita Hartwig, has grown into the largest machine tool distributor on the Midwest and Southwest regions. Hartwig has built its business on a foundation of fairness, after sales support and hard work, the company has grown to 8 offices supporting 14 states including Missouri, Montana, Idaho, Utah, New Mexico, Wyoming, Colorado, Oklahoma, Texas, Nebraska, Iowa, Kansas, and Illinois. Hartwig takes pride in not just being a machine tool distributor, but being a company that makes sense doing business with. For more information, please visit the Company’s website at http://hartwiginc.com.

Morris Group, Inc.: Morris Group, Inc. (“Morris Group”) was originally founded by Robert E. Morris, a Hardinge graduate apprentice. Morris Group enters its 69th year of operation as one of the USA’s largest distributors of high performance machine tools. The firm employs 330 people and continues under family management. In all locations, Morris provides engineering support and field services to help customers improve machining processes and increase machine tool utilization. Five Morris branded subsidiaries will represent Hardinge in portions of 21 states. For more information, please visit the Company’s website at http://www.morrisgroupinc.com.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™  and precision CNC Lathes,  high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products.  The Company’s products are distributed to most of the industrialized markets around the world with approximately 69% of the 2008 sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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